Exhibit 99


                           FORWARD-LOOKING STATEMENTS

         The Company has discussed its planned investments in new and modified technology and branch locations as well as Year 2000 computer compliance, in this report. These are forward-looking statements.

         Risks and uncertainties could cause actual future results and investments to differ materially from those contemplated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (a) loan growth and/or loan margins may be less than expected, due to competitive pressures in the banking industry and/or changes in the interest rate environment; (b) general economic conditions in the Company's market area may be less favorable than expected, resulting in, among other things, a deterioration in credit quality; (c) costs of the Company's planned training initiatives, product development, branch expansion and new technology and operating systems may exceed expectations; (d) volatility in the Company's market area due to recent mergers may have unanticipated consequences, such as customer turnover, and (e) changes in the regulatory environment, securities markets, general business conditions and inflation may be adverse. In addition, as to Year 2000 compliance issues, factors that might cause material differences include, but are not limited to, the following: (a) the availability and cost of personnel trained in this area; (b) the ability to locate and correct all relevant computer codes; (c) the Year 2000 compliance status of software of third party suppliers upon which the Company's information systems rely; and (d) similar uncertainties.

         These risks and uncertainties are all difficult to predict, and most are beyond the control of the Company's management.

         Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report.